Exhibit 10.9

Employment Contract

Party A (Employer):
Registered Name:	Qingdao Hongguan Incorporation Limited
Address:	269 Huashanyi Road, Qingdao Clothing Industrial Park
Legal Representative:	Renwei Ma

Party B (Employee):
Full Name:	Tao Wang
Date of Birth:	08/12/1970
Registered Domicile:	Jimo, Shandong

Whereas, Party A intends to employ Party B and Party B intends to work for Party A,

In accordance with Labor Law of the People’s Republic of China, Law of the People’s Republic of China on Employment Contracts and provisions of relevant state regulations and rules, and through negotiation based on legal principles, equality, free will and acting in good faith, the two parties agree to conclude this Employment Agreement (hereinafter referred to as this Agreement) and abide by the following terms and conditions:

1.	Type and Validity Term of Agreement:
1)	This Agreement is an employment contract with fixed-term
2)	The validity term of this Agreement commences on the date of 3/11/2003 and expires on the date of 3/10/2023, including an initial trial period of ~~__ months from the date of __to the date of __~~

2.	Description of Position and Working Site:
1)
On the basis of Party A’s requirements, Party B is to work at the position of Chief Executive Officer. Party B undertakes to accept the arrangement or change of work made by Party A in light of Party B’s working ability and performance. Party A assigns Party B to work at other divisions of Party A on the basis of mutual consent if any changes in operational or working requirement occur.

2.	Description of Position and Working Site (continued):
a)
Party B shall perform his or her work duties provided by Party A, and shall complete his or her work task in accordance with the provisions in terms of time limit, quality and workload. Party B must acknowledge the policies and requirements that are set out in the Manual on Position and accept the arrangements made by Party A and perform the job in a responsible manner.

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b)	Working site is located at:_Jimo, Shandong_
c)
Party B’s working site is to be arranged by Party A in response to working requirement where Party A assigns Party B to work in locations other than the listed for a short term, and Party B is required to take initiative to complete tasks. Working site location in this Agreement may be altered on the basis of mutual consent through negotiation.

3.	Working Hours and Holiday
a)
Party A implements the full-time standard working time system under which Party B is required to work for no more than 8 hours every day and no more than a total of 40 hours every week; the uncertain time working system or synthetically calculate working time system may apply to relevant posts that are specific to the task requirement and responsibilities involved. Party B is to work under standard working time system (standard working time system/ uncertain time working system/ synthetically calculate working time system)

b)	If necessary for work, Party A may extend Party B’s working hours in accordance with the provisions of the relevant laws and Party A
c)	If necessary for work, Party A may readjusts the provisions on working hours, holidays or leaves.
d)	Party B is entitled to all the holidays and leaves provided by the State, to which the legislations, rules, regulations, policies and internal governance formulated by Party A shall apply.

4.	Remuneration:
a)
Party A determines the remuneration system in compliance with laws and Party A’s production management and economic benefits. Under Party A’s remuneration system, Party B agrees that all the wages paid by Party A is in accordance with Party B’s performance, working condition, intensity and contribution etcetera, and the distribution shall follow the principle of equal pay for equal work.

Party A shall pay Party B remuneration by transferring the currency in Chinese Yuan to Party B’s account through bank, and the waves paid shall not be deducted or delayed without justification. The remuneration paid by Party A to Party B may not be less than the minimum level provided by the local municipal government, provided that Party B provides normal work for Party A.
4.	Remuneration (continued):
i.
Party A shall, on the 25th day of each and every month, pay Party B remuneration for the last month. Unless it is a statutory holiday or Party B takes leaves on the 25th, the last working day is deemed to be the remuneration day.

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ii.
Upon agreement reached by both Parties, Party A is to pay Party B a total monthly remuneration of RMB 3000-10000, Party B is entitled to receive performance-based remunerations (bonus) in accordance with the actualized contribution made by Party B to Party A. Party B is to be compensated ~~_____~~ RMB/Month during the trial.

5.	Social Insurance and Welfare:
a)
Party A shall pay the fundamental pension fund and expenses accumulated from medical treatment, loss of job, injury and maternity insurance for Party B, in accordance with the relevant social insurance premium provisions made by the State, the local municipal government. Party B agrees that Party A may, from the remuneration payable to Party B, withhold the personal contribution part of social insurance premium to be borne by Party B and Party A may pay such withheld part on behalf.

b)	Where this contract is terminated by both Parties, Party A shall submit transfer of social insurance application to authorities
c)	Party A shall create conditions so as to improve collective welfare and raise welfare treatment of laborers.

6.	Labor Protection, Working Condition and Prevention against Occupational Hazard
a)
Party A shall formulate various regulations with respect to job specifications, procedural requirement and an occupational safety and health system is to be established in accordance with the State’s laws and regulations. Party A shall provide Party B with suitable working conditions and appropriate tools in accordance with State’s labor standard.

b)	Facilities of occupational safety and health must be installed in advance and regular health check must be conducted according to Party B’s actual situation
c)
Party B shall strictly follow the job specification, procedural requirement and occupational safety as required by Party A and actively participate in the prevention of hazardous events and health issues.

d)	Party A may educate or train Party B when necessary in the light of the working requirements.
e)	Party A shall provide female workers and juvenile workers with special protection in accordance with relevant regulations imposed by the municipal, State and Central government.

7.	Agreement Cancellation, Termination and Renewal
a)	Where the laws, rules and regulations on which the Agreement is based have changed, the Agreement may be revised accordingly.
b)
Where the objective conditions on which the Agreement is based have materially changed to the extent that it is impossible to perform the Agreement, the Agreement may be revised after both parties’ agreement.

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c)	Both parties shall terminate the Agreement in accordance with Article 36 to Article 44 of Law of the People’s Republic of China on Employment Contracts.
d)	Where Party A does not meet the enrolment conditions during probationary period, Party B may terminate this contact. The enrolment conditions are:
i.	Nil
ii.	Nil
iii.	Nil
e)	This Agreement shall be terminated upon the expiration date but it could be renewed through negotiations by both parties.
f)
Where the Agreement is cancelled or terminated, Party A shall process the certification for the cancellation or termination in accordance with laws and regulations, and handle procedures of Party B’s profiles and social insurance within 15 days.

8.	Legal Responsibility
In case that either party breaches the Agreement or poses economic loss to the other party, the default party will be held liable for the breach of Agreement to the extent of the consequences. If both parties breach the Agreement, each party shall be liable for own responsibilities on a case-by-case basis.

9.	Regulations on Settlement of Labor Disputes
Where labor disputes occur during the contact’s execution, both parties shall negotiate with the other party to deal with disputes. In case of unsuccessful negotiation, the contending party may apply to Jimo City labor disputes arbitration commission for labor arbitration. Where the party doesn’t agree the ruling, the party may take legal action.

10.	Miscellaneous
a)
All the annexes including Party A’s Internal Regulations and relevant working manuals are indivisible parts of this Agreement and they shall have the same effect as this Agreement. Party B has carefully examined the contents and fully complies with the terms of Agreement

b)	The Manual on Position signed by two parties shall remain as annex and it has the same binding force as this Agreement.

10.	Miscellaneous (continued):
c)
Party B shall confirm that the information provided by Party A is true with regards to job content, working conditions, working site, occupational hazards, safety in production, remuneration and other related.

d)	Party B fully understands his responsibilities, workplace, labor remuneration, occupational hazards, labor protection and working condition, labor discipline and other related concerns.
e)	Party B shall assure that the information he or she has provided to Party A is authentic and legitimate.

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f)
Under the Agreement Party B shall be in no contractual relationships with any entities outside Party A in any form, Party B bears the liability arising from doing so and Party A is in position to terminate the Agreement without notifications in advance.

g)
Party B shall provide Party A with relevant social insurance forms in ten days after this Agreement takes effect. Lack of the submissions would cause Party A’s failure of process on Party B who is ultimately responsible for the consequences.

h)
In ten working days time after the cancellation or termination of the Agreement, Party B shall submit his or her social insurance and profile related documentations for transferring. Party A does not bear any liability for the consequences resulting from Party B’s inaction.

i)	Party B shall honestly handle all the relevant procedures in two working days after the cancellation or termination of the Agreement.
j)
Where the vocational trainings, commercial secrets and copyrights related issues need to be addressed, a separate Confidential Agreement formed by both parties will be provided as annex to this Agreement.

k)	In both confirmed before signing of this Agreement, the Agreement has been carefully examined the contents, and fully understand the terms of the contract law.
l)
Party B confirms that the following address shall be his or her address for service of all documents related to the employment relationship hereunder sent by Party A. In the event of any change of such address, Party B shall notify Party A thereof in writing. If the following address contains any error or Party B fails to notify Party A duly after any change, Party A may not be held responsible for non-service or delay in service of any documents related to the employment relationship.

10.	Miscellaneous (continues):
m)
The Agreement shall come into force upon signature and stamping by two parties. It is made in triplicate, two copies for Party A and one for Party B, which shall have the same binding force as this Agreement.

Name of Party A (Chop):  /s/ Qingdao Hongguan Incorporation Limited

Name of Party B (Signature):  /s/ Tao Wang

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